EXHIBIT 2

FEC RESOURCES INC.

INFORMATION CIRCULAR

(As of June 13, 2024, except as indicated)

SOLICITATION OF PROXIES

This information circular (“Information Circular”) is furnished in connection with the solicitation of proxies by the management of FEC Resources Inc. (the “Corporation”) for use at the Annual General Meeting of the Corporation to be held on Thursday, July 18, 2024, and at any adjournment thereof (the “Meeting”) at the time and place and for the purposes set forth in the accompanying Notice of Meeting (“Notice”). Unless the context otherwise requires, references to the Corporation include the Corporation and its subsidiaries. The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Corporation. The cost of solicitation will be borne by the Corporation.

Unless otherwise stated the information herein is given as of June 13, 2024.

There is enclosed herewith a form of proxy for use at the Meeting. Each Shareholder who is entitled to attend and vote at the Meeting is urged to vote by proxy on matters to be considered.

APPOINTMENT AND REVOCATION OF PROXIES

An instrument appointing a proxy shall be in writing and shall be executed by the registered Shareholder (“Registered Shareholder”) or his attorney authorized in writing or, if the Registered Shareholder is a company, by an officer or attorney thereof duly authorized.

Those Registered Shareholders desiring to be represented by proxy at the Meeting must deposit their forms of proxy with COMPUTERSHARE INVESTOR SERVICES INC. at its offices at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 not less than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Meeting, or any adjournment thereof, or with the chairman of such Meeting on the day of the Meeting or any adjournment thereof, prior to the use thereof at the Meeting, or any adjournment thereof. A proxy must be executed by the Shareholder or his attorney authorized in writing, or if the Shareholder is a corporation, under its seal or by an officer or attorney thereof duly authorized. A proxy is valid only at the meeting in respect of which it is given or any adjournment of that meeting.

The persons named in the instrument of proxy (“Instrument of Proxy”) accompanying this Information Circular are either officers, directors or consultants of the Corporation. A Registered Shareholder submitting an Instrument of Proxy shall have the right to appoint a person to represent the Registered Shareholder at the Meeting other than the person(s) designated in the Instrument of Proxy furnished by the Corporation. To exercise this right, the Shareholder must either insert the name of the desired representative in the blank space provided in the Instrument of Proxy and strike out the other names or submit another proper form of proxy. An Instrument of Proxy will not be valid unless it is deposited at the offices of Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, not less than forty- eight (48) hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Meeting, or any adjournment thereof, or with the chairman of such Meeting on the day of the Meeting or any adjournment thereof, prior to the use thereof at the meeting or adjourned meetings.

A person giving a proxy has the power to revoke it. In addition to revocation in any other manner permitted by law, an Instrument of Proxy may be revoked by instrument in writing executed by the Registered Shareholder or by his attorney authorized in writing or, if the Registered Shareholder is a corporation, by an officer or attorney duly authorized, and delivered to the registered office of the Corporation at Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, V6C 2B5 at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof at which such Instrument of Proxy is to be used, or to the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deliveries, the Instrument of Proxy shall be revoked. If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person.

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NON-REGISTERED SHAREHOLDERS

Only Registered Shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most Shareholders are “non-registered” Shareholders because the Common Shares they own are not registered in their names but are instead registered in the names of a brokerage firm, bank or other intermediary or in the name of a clearing agency. Shareholders who do not hold their Common Shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only Registered Shareholders may vote at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in such Shareholder’s name on the records of the Corporation. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS Inc. (the registration name for CDS Clearing and Depository Services Inc., which company acts as nominee for many Canadian brokerage firms). Common Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted (for or against resolutions) at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the brokers’ clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided by the Corporation to the Registered Shareholders. However, its purpose is limited to instructing the registered Shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically prepares a machine-readable voting instruction form, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the forms to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder who receives a Broadridge voting instruction form cannot use that form to vote Common Shares directly at the Meeting. The voting instruction form must be returned to Broadridge (or instructions respecting the voting of Common Shares must be communicated to Broadridge) well in advance of the Meeting in order to have the Common Shares voted.

This Information Circular and accompanying materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered owner of Common Shares and the Corporation or its transfer agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. Beneficial Shareholders fall into two categories – those who object to their identity being known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities they own (“NOBOs”). Subject to the provisions of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) issuers may request and obtain a list of their NOBOs from intermediaries via their transfer agents. Pursuant to NI 54-101, issuers may obtain and use the NOBO list for distribution of proxy-related materials directly (not via Broadridge) to such NOBOs. The Corporation is sending proxy-related materials directly to NOBOs under NI 54-101.

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By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions (the “VIF”).

In either case, the purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the Common Shares which they beneficially own. If a Beneficial Shareholder wishes to attend the Meeting or have someone else attend on his behalf, then the Beneficial Shareholder may write the applicable name in the space provided in the VIF, which will grant the Beneficial Shareholder or his nominee the right to attend and vote at the Meeting.

IF YOU ARE A NON-REGISTERED OWNER AND WISH TO VOTE IN PERSON AT THE MEETING, PLEASE REFER TO THE INSTRUCTIONS SET OUT ON THE VIF THAT ACCOMPANIES THIS INFORMATION CIRCULAR.

The Corporation has not adopted the notice and access procedure described in NI 54-101 and National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”) to distribute its proxy-related materials to the Registered Shareholders and Beneficial Shareholders. In addition, the Corporation does not intend to pay for intermediaries to forward to OBOs under NI 54-101 the proxy-related materials and Form 54-101F7 - Request for Voting Instructions Made by Intermediary, and that in the case of an OBO, the OBO will not receive the materials unless the OBO’s intermediary assumes the cost of delivery.

EXERCISE OF DISCRETION BY PROXY

The Common Shares represented by a properly executed proxy in favour of persons proposed by management of the Corporation as proxyholders in the accompanying form of proxy will:

(a)	be voted or withheld from voting in accordance with the instructions of the person appointing the proxyholder on any ballot that may be taken; and

(b)	where a choice with respect to any matter to be acted upon has been specified in the form of proxy, be voted in accordance with the specification made in such proxy

ON A POLL SUCH COMMON SHARES WILL BE VOTED IN FAVOUR OF EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER.

The enclosed Instrument of Proxy confers discretionary authority on the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to other matters which may properly come before the Meeting. As at the date of this Information Circular, management of the Corporation knows of no amendments, variations or other matters to come before the Meeting, other than those matters referred to in the Notice.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Corporation is authorized to issue an unlimited number of Common Shares without par value and an unlimited number of preferred shares without par value (“Preferred Shares”). As at June 13, 2024 (the “Record Date”), the Corporation had 861,082,371 Common Shares issued and outstanding. There are no Preferred Shares issued and outstanding. The holders of Common Shares are entitled to one vote for each Common Share held. Holders of Common Shares of record at the close of business on the Record Date will be entitled to receive notice of and vote at the Meeting.

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On a show of hands, every individual who is present and is entitled to vote as a Shareholder or as a representative of one or more corporate Shareholders, or who is holding a proxy on behalf of a Shareholder who is not present at the Meeting, will have one vote, and on a poll every Shareholder present in person or represented by a proxy and every person who is a representative of one or more corporate Shareholders, will have one vote for each Common Share. Shareholders represented by proxy holders are not entitled to vote on a show of hands.

To the best of the knowledge of the directors and senior officers of the Corporation, no person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying 10% or more of the voting rights attached to all shares of the Corporation except as noted below.

Name	No. of Common Shares (1)	Percentage
PXP Energy Corporation	674,999,986	78.39%

Note:

(1)	The number of Common Shares held pursuant to the Corporation’s list of registered shareholders.

The By-laws of the Corporation provide that a quorum for any meeting of Shareholders shall be two (2) Shareholders present in person or represented by proxy or duly authorized representative not being less than two (2) in number.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Guiding Principles and Objectives

The compensation committee of the Corporation (the “Compensation Committee”) reviews and makes recommendations to the board of directors of the Corporation (the “Board”) concerning the terms of the compensation packages provided to the Corporation’s senior executive officers, including salary, bonus and awards under our stock option plan and any other compensation plans that the Corporation may adopt in the future. In 2023, the Compensation Committee was comprised of one member being Paul Wallace. Mr. Wallace is not independent by virtue of the fact that he is or has within the last three years been an executive officer of the Corporation. Members of the Compensation Committee for 2024 are to be appointed following the Meeting.

The member of the Compensation Committee has direct experience which is relevant to his responsibilities in executive compensation as he has been previously, or is currently, involved with compensation matters at other companies, both public and private, which he is a director.

The Corporation's executive compensation program consists of an annual base salary or management fee, a longer term component consisting of stock options, and a living allowance, if considered appropriate by the Compensation Committee.

The Corporation’s executive compensation policy is designed to provide competitive compensation to enable the Corporation to attract and retain high-quality and high-performance executives who will significantly contribute to the Corporation’s ability to meet its strategic business objectives. The Corporation also believes in the importance of encouraging executives to own Common Shares in the Corporation to more fully align management with the interests of Shareholders and focus management’s activities on developing and implementing strategies that create and deliver value for Shareholders.

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In determining executive compensation, the Committee considers the availability of cash compensation, options, stock appreciation rights, securities purchase programs, restricted shares, restricted share units and other incentive plans, and places relative emphasis on each depending on the present circumstances of the Corporation, the person being compensated, his or her experience and performance within the Corporation and the industry in which the Corporation operates and the position that person fills in the Corporation. The Compensation Committee, in the past, has tended to place emphasis on the granting of cash compensation and options. In determining executive compensation, the Compensation Committee also considers the relative merits of both annual and long-term compensation, and considers that either or both annual or long-term compensation can be in the best interest of the Corporation depending on the present circumstances of the Corporation, the person being compensated, his or her experience and performance within the Corporation and the industry in which the Corporation operates and the position that person fills in the Corporation. In determining new option grants, the Compensation Committee may or may not take into account the amount and terms of outstanding options, stock appreciation rights, restricted shares and restricted share units, where applicable. The Compensation Committee’s decision in relation to new option grants will depend on the circumstances of the grant and the present circumstances of the Corporation, as well as the person being compensated, his or her experience and performance within the Corporation and the industry in which the Corporation operates and the position that person fills in the Corporation. The Compensation Committee considers that corporate performance is directly tied to executive compensation when the Corporation grants options as part of executive compensation.

Base Salary

The Compensation Committee sets and approves the base salary to be paid to the Chairman of the Corporation (the “Chairman”), Chief Executive Officer of the Corporation (“CEO”), and Chief Financial Officer of the Corporation (the “CFO”) and to other senior executive officers of the Corporation.

All base salaries for other employees, if any, of the Corporation are determined by senior management.

Stock Options

The Corporation has a formalized stock option plan for the granting of incentive stock options to the officers, employees, consultants and directors of the Corporation. There are currently no stock options outstanding. Any grants would be made to officers, employees, consultants or directors on the basis of the number of stock options then held, position, overall individual performance, anticipated contribution to the Corporation's future success and the individual's ability to influence corporate and business performance.

Chief Executive Officer Compensation

The compensation of the CEO would ideally consist of an annual base salary determined in the manner described in the above discussion of compensation for all executive officers and positions the CEO within a range based on the CEO's experience and performance within the Corporation and the industry in which the Corporation operates. With respect to the Corporation’s most recent completed financial years, and in light of the Corporation’s financial condition, the CEO was compensated with a modest salary.

Other Matters

The Corporation has not placed a restriction on the purchase by its NEOs (as hereinafter defined) or directors of financial instruments (including prepaid variable forward contracts, equity swaps, collars or units of exchange funds) that are designed to hedge or offset a decrease in the market value of equity securities granted as compensation or held, directly or indirectly by the NEOs or directors. The NEOs have advised that they do not hold any Common Shares.

The Board and the Compensation Committee have not formally considered the implications of the risks associated with the Corporation’s compensation policies and practices.

Summary Compensation Table

The following table sets forth all annual and long-term compensation for services in all capacities to the Corporation and its subsidiaries for the three (3) most recently completed financial years in respect of each of the individuals who were, as at December 31, 2023, the Chief Executive Officer and the other three most highly compensated executive officers of the Corporation (the “Named Executive Officers” or “NEOs”) including any individual who would have qualified as a NEO, but for the fact that the individual was not serving as such an officer at the end of the most recently completed financial year.

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For the purposes of this Information Circular, a Named Executive Officer means each of the following individuals:

(a)	the CEO;

(b)	the CFO;

(c)

each of the Corporation’s three most highly compensated executive officers, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 as determined in accordance with subsection 1.3(6) of Form 51-102F6, for the December 31, 2023 financial year; or

(d)	each individual who would be a NEO under paragraph (c) but for the fact that the individual was neither an executive officer, nor acting in a similar capacity at December 31, 2023.

During the financial year ending December 31, 2023, the Corporation had two (2) NEOs, namely Daniel Carlos, President and CEO, and Mark Rilles, CFO.

Name and principal position	Year(1)	Salary ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compen- sation ($)	Total compen- sation ($)
					Annual incentive plans	Long-term incentive plans
Daniel Carlos (2)	2023	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
CEO and President	2022	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2021	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Mark Rilles(3)	2023	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
CFO	2022	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2021	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

(1)	Financial years ended December 31.

(2)	Mr. Carlos was appointed as Director, President and CEO on October 30, 2020.

(3)	Mr. Rilles was appointed as CFO on October 30, 2020.

Incentive Plan Awards

Outstanding Share-Based and Option-Based Awards

There were no incentive stock options (option-based awards) or share-based awards granted to the NEO outstanding as at December 31, 2023, including awards granted before the financial year ended on December 31, 2023.

Pension Plan Benefits

The Corporation will not have any form of pension plan and it is not expected that one will be implemented in the foreseeable future.

Termination and Change of Control Benefits

The Corporation does not have any employment contracts. There are no other compensatory plans or arrangements, including payments to be received from the Corporation or its subsidiaries, with respect to a NEO that result or will result from the resignation, retirement or any other termination of employment of the officer’s employment with the Corporation or any of its subsidiaries or from a change of control of the Corporation or any subsidiary of the Corporation or a change in the NEO’s responsibilities following a change in control of the Corporation or any subsidiary of the Corporation.

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Director Compensation

The following table sets forth all amounts of compensation provided to the directors, who are each not also NEOs, for the Corporation’s most recently completed financial year.

Name	Fees Earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Paul Wallace(1)	$24,000	Nil	Nil	Nil	Nil	Nil	$24,000
Claro Ramirez	$24,000	Nil	Nil	Nil	Nil	Nil	$24,000

Note:

(1)	Mr. Wallace was appointed President and CEO on August 15, 2015, and CFO on June 15, 2015. Mr. Wallace resigned as President, CEO, and CFO on October 30, 2020.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The only equity compensation plan which the Corporation has in place is its stock option plan (the “Plan”). The Plan has been established to provide incentive to qualified parties to increase their proprietary interest in the Corporation and thereby encourage their continuing association with the Corporation. The Plan is administered by the directors of the Corporation. The Plan provides that stock options will be issued to directors, officers, employees or consultants of the Corporation or a subsidiary of the Corporation. The Plan provides that the number of Common Shares issuable under the Plan, together with all of the Corporation’s other previously established or proposed share compensation arrangements, may not exceed 10% of the total number of issued and outstanding Common Shares. All stock options expire on a date not later than five years after the date of grant of such option. As at the date of this Information Circular, no stock options are outstanding under the Plan, and an additional 86,108,237, stock options may be granted (based on the current issued capital of 861,082,371 Common Shares).

The following table sets out equity compensation plan information as at the end of the financial year ended December 31, 2023.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders	Nil	N/A	Nil
Equity compensation plans not approved by securityholders	Nil	N/A	86,108,237
Total	Nil		86,108,237

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AUDIT COMMITTEE

Under National Instrument 52-110 – Audit Committees, companies are required to provide disclosure with respect to their audit committee including the text of the audit committee’s charter, composition of the audit committee and the fees paid to the external auditor. This information is set out in the attached Schedule “A”.

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 – Disclosure of Corporate Governance Practices requires issuers to disclose the corporate governance practices that they have adopted. The corporate governance practices adopted by the Corporation are set out in Schedule “B”.

INDEBTEDNESS TO CORPORATION OF DIRECTORS AND EXECUTIVE OFFICERS

At any time during the Corporation’s last completed financial year or as of June 13, 2024, no director, executive officer, employee, proposed management nominee for election as a director of the Corporation nor any associate of any such director, executive officer, or proposed management nominee of the Corporation or any former director, executive officer or employee of the Corporation or any of its subsidiaries is or has been indebted to the Corporation or any of its subsidiaries or is or has been indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries, other than routine indebtedness.

MANAGEMENT CONTRACTS

The Corporation is not currently a party to any management contracts.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Corporation, or any person who has held such a position since the beginning of the last completed financial year end of the Corporation, nor any nominee for election as a director of the Corporation, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting other than the election of directors or the appointment of the auditor and as may be set out herein.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of management of the Corporation, no informed person (a director, officer or holder of 10% or more of the Common Shares) or nominee for election as a director of the Corporation or any associate or affiliate of any informed person or proposed director had any interest in any transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries since January 1, 2023 (being the commencement of the Corporation’s last completed financial year), or has any interest in any material transaction in the current year except for PXP Energy Corporation (“PXP”).

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from Forum Energy Limited (“FEL”) in the amount of $198,620. The advance to FEL was via non- interest bearing loans. In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”). The PXP Loan bears interest of LIBOR plus 3.5% and both interest and principal are repayable on the earlier of a) June 30, 2024 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC. During the year ended December 31, 2022, PXP advanced an additional $80,000 and $356,500 for the year ended December 31, 2023 to the Company for working capital under the same terms and conditions as the PXP Loan. As at March 31, 2024, the outstanding PXP Loan balance was $735,359 (December 31, 2023 - $678,155), which included accrued interest of $57,153 (December 31, 2023 – 43,235). Total interest expense amounted to $13,918 for the quarter ended March 31, 2024.

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In October 2023, FEL advised the Company of its intent to complete a $3,000,000 fund raising to repay its loan from PXP and for general working capital purposes. FEC agreed to participate in its pro-rata 6.8% share amounting to $204,000 through additional loans from PXP on the same terms and conditions as previous advances.

On December 21, 2023, $626,820 of advances made to FEL by the Company were converted to shares in FEL at a price of US$0.30 per share. The $626,820 conversion into FEL shares represented 6.8% of $9,217,939 of debt settled by FEL.

PARTICULARS OF MATTERS TO BE ACTED UPON

To the knowledge of the Corporation’s directors, the only matters to be placed before the Meeting are those set forth in the accompanying Notice of Meeting relating to receiving and considering the financial statements, appointing the auditors, setting the number of directors, and electing the directors.

1. FINANCIAL STATEMENTS

The audited consolidated financial statements of the Corporation dated December 31, 2023, and the auditor’s report thereon, are incorporated in this Information Circular when mailed to the Shareholders. No formal action will be taken at the Meeting to approve the financial statements.

2. APPOINTMENT OF AUDITOR

At the Meeting, Shareholders will be asked to vote for the reappointment of Dale Matheson Carr-Hilton LaBonte LLP, Chartered Professional Accountants, as auditors of the Corporation and to authorize the directors of the Corporation to fix their remuneration.

Dale Matheson Carr-Hilton LaBonte LLP, Chartered Professional Accountants, were first appointed auditors of the Corporation on February 15, 2018.

3. ELECTION OF DIRECTORS

The Board presently consists of three (3) directors, all of whom are elected annually. It is proposed that the persons below will be nominated at the Meeting. Each director of the Board elected will hold office until the next annual general meeting of Shareholders or until his successor is duly elected or appointed pursuant to the By- Laws of the Corporation.

Unless otherwise specified, proxies in the accompanying form will be voted in favour of the three (3) people named below (the “Nominees”) to be elected as directors by the Shareholders. However, if a vacancy occurs among such Nominees because of death or for any other reason prior to the Meeting, proxies shall not be voted to fill such vacancy.

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The following table sets forth, in respect of each Nominee, all positions currently held with the Corporation, present principal occupation or employment, material occupations and positions currently held and the approximate number of Common Shares of the Corporation beneficially owned directly or indirectly as of June 13, 2024. The information contained herein is based upon information furnished by the respective Nominees.

Name, Province or State, and Country of Residence and Position	Principal Occupation, Business or Employment	Previous Service as a Director	Number of Common Shares Beneficially Owned or Controlled, or Directed, Directly or Indirectly
Claro Ramirez(1)(2) British Columbia, Canada Director	Mr. Ramirez is presently the Managing Director of his own consulting company, Ramirez Management Consulting Inc	Since October 2011	Nil
Paul Wallace(1)(2)(3) United Kingdom Director	Chartered Professional Accountant; former President and CEO of the Corporation from August 2015 – October 2020.	Since November 2012	Nil
Daniel Carlos(1)(4) Manila, Philippines President, CEO and Director

President and Director of PXP Energy Corporation from August 2015 to present; President of Forum Energy Philippines Corporation, an oil & gas exploration & production company, from July 2013 to present.

		Since October 2020	Nil

Notes:

(1)	Member of the Audit Committee of the Corporation.
(2)	Member of the Corporate Governance Committee of the Corporation.
(3)	Member of the Compensation Committee.
(4)	Daniel Carlos is the nominee of PXP Energy Corporation (formerly Philex Petroleum Corporation) which owns 674,999,986 shares of the Corporation.

Corporate Cease Trade Orders or Bankruptcies

Except as indicated below, none of the proposed directors of the Corporation (or any of their personal holding companies):

(a)

is, as at the date of this Information Circular, or has been, within ten (10) years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company, including the Corporation, that:

(i)

was the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)

was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation in each case for a period of 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer in the relevant company which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(b)

is as at the date of this Information Circular or has been within the ten (10) years before the date of this Information Circular, a director or executive officer of any company (including the Corporation), that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

has, within the ten (10) years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager as trustee appointed to hold the assets of that individual.

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On May 5, 2016, the Alberta Securities Commission issued a cease trade order (the “Alberta Order”) against the Corporation for not having filed annual audited financial statements, annual management’s discussion and analysis, and certification of annual filings for the year ended December 31, 2015.

On May 16, 2016, the British Columbia Securities Commission (“BCSC”) issued a cease trade order (the “BC Order” and collectively with the Alberta Order, the “2016 Orders”) against the Corporation for not having filed:

1.

annual audited financial statements for the year ended December 31, 2015, as required under Part 4 of NI 51-102 and section 5(b) of Multilateral Instrument 51-105 Issuers Quoted in the U.S. Over-the-Counter Markets (“MI 51-105”);

2.	a Form 51-102F1 Management's Discussion and Analysis for the period ended December 31, 2015, as required under Part 5 of NI 51-102 and section 5(b) of MI 51-105; and

3.	a Form 51-102F2 Annual Information Form for the year ended December 31, 2015, as required under section 5(c) of MI 51-105, (the “Required Records”).

On September 6, 2016, the Required Records were filed. Paul Wallace was the CEO and CFO of the Corporation and Claro Ramirez was a director of the Corporation, at the time of the 2016 Orders were issued. The 2016 Orders were revoked on January 24, 2019.

None of the proposed directors (or any of their personal holding companies) has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

4. OTHER MATTERS

Management of the Corporation is not aware of any other matter to come before the Meeting other than as set forth in the Notice. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

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5. ADDITIONAL INFORMATION

Additional information regarding the Corporation and its business activities is available on the SEDAR website located at www.sedar.com “Company Profiles – FEC Resources Inc.” The Corporation’s financial information is provided in the Corporation’s audited comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above. Shareholders of the Corporation may request copies of the Corporation’s financial statements and related management discussion and analysis by contacting the Corporation at email: info@fecresources.com.

The contents of this Information Circular and the sending of it to Shareholders have been approved by the Board. Dated: June 13, 2024

Signed:             “Daniel Carlos”

Daniel Carlos

President and Chief Executive Officer

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SCHEDULE “A”

AUDIT COMMITTEE DISCLOSURE

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies are required to provide disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor. This information is set out below.

Composition of the Audit Committee

As at June 13, 2024, the following are the members of the Corporation’s Audit Committee (the “Audit Committee”):

Member	Independent (1)	Financially literate(2)
Paul Wallace	Yes	Yes
Claro Ramirez	Yes	Yes
Daniel Carlos	No	Yes

Notes:

(1)

A member of an audit committee is independent if the member has no direct or indirect material relationship with the Corporation which could, in the view of the board of directors of the Corporation (the “Board”), reasonably interfere with the exercise of a member’s independent judgment.

(2)

An individual is financial literate if he has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

Relevant Education and Experience

The following is a summary of the Audit Committee members education and experience which is relevant to the performance of their responsibilities as an Audit Committee member:

Daniel Carlos. Mr. Carlos is currently the President and a Director of PXP Energy Corporation, the Corporation's majority shareholder. He obtained his Bachelor of Science (B.Sc.) degree in Geology from the University of the Philippines in 1984 and holds a Master of Science (M.Sc.) degree in Petroleum Geoscience from the Norwegian University of Science and Technology (NTNU) in 2002. He also earned a Diploma in Petroleum Exploration and Reservoir Evaluation from the University of Trondheim (now NTNU) in 1988. In February 2007, he joined Forum Energy Philippines Corporation (“FEPC”) as Vice President for Exploration and was appointed President since July 2013 to present. He was appointed President of PXP Energy Corporation in August 2015. He is the Resident Agent in the Philippines of Forum (GSEC 101) Limited, which operates SC 72 or Recto Bank. He is also the President of Forum Exploration, Inc., a subsidiary of FEPC, which operates SC 40 or North Cebu Block.

Paul Frederick Wallace. Mr. Wallace is a Chartered Professional Accountant and was for a period of eight years a partner of Price Waterhouse until 1995. He was appointed as the Chief Financial Officer of Hong Kong based First Pacific Company Limited from 1995 to 1997, from 2003 to 2004, and again in February 2014 until June 2015. He was appointed Group Finance Director of the Sanctuary Group plc between 2005 and 2008. Mr. Wallace was appointed as Chief Executive Officer of Blue Ocean Wireless Limited in May 2009 until June 2011, and as a Non-Executive Director of JPMorgan Global Emerging Markets Income Trust Plc in June 2010 until November 2015. He was also the Finance Director of Forum Energy Limited and a Director of Pitkin Petroleum Limited, FPW Singapore Holdings Pte. Limited, and Goodman Fielder Pty. Mr. Wallace resigned from the boards of Forum Energy Limited and Pitkin Petroleum Limited, effective May 31, 2019.

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Claro Ramirez. Mr. Ramirez served as Senior Vice President of Philippine Long Distance Telephone Company (“PLDT”) from July 1999 to December 2014, while concurrently President and CEO of Pilipinas Global Network Limited, a PLDT subsidiary. From January 2015 until May 18, 2018, he served as President and CEO of First Coconut Manufacturing Inc., an affiliate of First Pacific Company. Mr. Ramirez is presently the Managing Director of his own consulting company, Ramirez Management Consulting Inc.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s most recently completed financial year has the Corporation relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110. Part 8 permits a company to apply to a securities regulatory authority for an exemption from the requirements of NI 52-110, in whole or in part.

Pre-Approval Policies and Procedures

The Audit Committee shall review and pre-approve all non-audit services to be provided to the Corporation by its external auditors.

External Auditor Service Fees (By Category)

The Audit Committee has reviewed the nature and amount of non-audited services, if any provided by Dale Matheson Carr-Hilton LaBonte LLP, Chartered Professional Accountants, to the Corporation to ensure auditor independence. The Corporation has not retained Dale Matheson Carr-Hilton LaBonte LLP, Chartered Professional Accountants, to provide any non-audit related services. Fees incurred with Dale Matheson Carr-Hilton LaBonte LLP, Chartered Professional Accountants, for audit and non-audit services in the fiscal year for audit fees are outlined in the following table:

Financial Year Ending	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2023	US$16,314 (5)	Nil	Nil	Nil
2022	US$14,511 (5)	Nil	Nil	Nil

Notes:

(1)

“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of the Corporation's financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2)

“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)

“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All Other Fees” include all other non-audit services.

(5)

For the audit of the annual financial statements for the year ended December 31, 2023, an amount of US$16,000 (2022 – US$15,000) was accrued as a best estimate of fees to be billed by our external auditors Dale Matheson Carr-Hill LaBonte LLP, Chartered Professional Accountants.

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Exemption

The Corporation is relying upon the exemption in Section 6.1 of the National Instrument 52-110 – Audit Committees, which exempts venture issuers (as defined therein) from the requirements of Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of that instrument.

Audit Committee Charter

The charter of the Audit Committee of the Board is found below:

AUDIT COMMITTEE CHARTER

The Audit Committee Charter sets forth the mandate and responsibilities of the Committee.

1. Mandate

The audit committee (the "Audit Committee") will assist the board of directors of the Corporation (the "Board") in fulfilling its financial oversight responsibilities. The Audit Committee will review and consider, in consultation with the auditors, the financial reporting process, the system of internal control and the audit process. In performing its duties, the committee will maintain effective working relationships with the Board, management and the external auditors. To effectively perform his or her role, each committee member must obtain an understanding of the principal responsibilities of committee membership as well and the Corporation's business, operations and risks.

2. Composition

The Board will appoint from among their membership an audit committee after each annual general meeting of the Shareholders of the Corporation. The Audit Committee will consist of a minimum of three directors.

Expertise of Committee Members

Each member of the Audit Committee must be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise. The Board shall interpret the qualifications of financial literacy and financial management expertise in its business judgment and shall conclude whether a director meets these qualifications.

3. Meetings

The Audit Committee shall meet in accordance with a schedule established each year by the Board, and at other times that the Audit Committee may determine. The Audit Committee shall meet at least annually with the Corporation's Chief Financial Officer and external auditors in separate executive sessions.

4. Roles and Responsibilities

The Audit Committee shall fulfill the following roles and discharge the following responsibilities:

External Audit

The Audit Committee shall be directly responsible for overseeing the work of the external auditors in preparing or issuing the auditor's report, including the resolution of disagreements between management and the external auditors regarding financial reporting and audit scope or procedures. In carrying out this duty, the Audit Committee shall:

(a)

recommend to the Board the external auditor to be nominated by the Shareholders for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Corporation;

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(b)	review (by discussion and enquiry) the external auditors' proposed audit scope and approach;

(c)	review the performance of the external auditors and recommend to the Board the appointment or discharge of the external auditors;

(d)

oversee the work of the external auditor engaged for the purpose of preparing or issuing the auditor’s report or performing other audit, review or attest services for the issuer, including the resolution of disagreements between management and the external auditor regarding financial reporting;

(e)	review and recommend to the Board the compensation to be paid to the external auditors; and

(f)

review and confirm the independence of the external auditors by reviewing the non-audit services provided and the external auditors' assertion of their independence in accordance with professional standards.

Internal Control

The Audit Committee shall consider whether adequate controls are in place over annual and interim financial reporting as well as controls over assets, transactions and the creation of obligations, commitments and liabilities of the Corporation. In carrying out this duty, the Audit Committee shall:

(a)	evaluate the adequacy and effectiveness of management's system of internal controls over the accounting and financial reporting system within the Corporation; and

(b)	ensure that the external auditors discuss with the audit committee any event or matter which suggests the possibility of fraud, illegal acts or deficiencies in internal controls.

Financial Reporting

The Audit Committee shall review the financial statements and financial information prior to its release to the public. In carrying out this duty, the Audit Committee shall:

General

(a)	review significant accounting and financial reporting issues, especially complex, unusual and related party transactions; and

(b)	review and ensure that the accounting principles selected by management in preparing financial statements are appropriate.

Annual Financial Statements

(a)	review the draft annual financial statements and provide a recommendation to the Board with respect to the approval of the financial statements;

(b)	meet with management and the external auditors to review the financial statements and the results of the audit, including any difficulties encountered; and

(c)	review management's discussion and analysis respecting the annual reporting period prior to its release to the public.

Interim Financial Statements

(a)	review and approve the interim financial statements prior to their release to the public; and

(b)	review management's discussion and analysis respecting the interim reporting period prior to its release to the public.

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Release of Financial Information

(a)	where reasonably possible, review and approve all public disclosure, including news releases, containing financial information, prior to its release to the public.

Non-Audit Services

All non-audit services (being services other than services rendered for the audit and review of the financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements) which are proposed to be provided by the external auditors to the Corporation or any subsidiary of the Corporation shall be subject to the prior approval of the Audit Committee.

Delegation of Authority

The Audit Committee may delegate to one or more independent members of the Audit Committee the authority to approve non-audit services, provided any non-audit services approved in this manner must be presented to the Audit Committee at its next scheduled meeting.

De-Minimis Non-Audit Services

The Audit Committee may satisfy the requirement for the pre-approval of non-audit services if:

(a)

the aggregate amount of all non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Corporation and its subsidiaries to the external auditor during the fiscal year in which the services are provided; or

(b)

the services are brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated.

Pre-Approval Policies and Procedures

The Audit Committee may also satisfy the requirement for the pre-approval of non-audit services by adopting specific policies and procedures for the engagement of non-audit services, if:

(a)	the pre-approval policies and procedures are detailed as to the particular service;

(b)	the Audit Committee is informed of each non-audit service; and

(c)	the procedures do not include delegation of the Audit Committee's responsibilities to management.

Other Responsibilities

The Audit Committee shall:

(a)	establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters;

(b)	establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(c)	ensure that significant findings and recommendations made by management and external auditor are received and discussed on a timely basis;

(d)	review the policies and procedures in effect for considering officers' expenses and perquisites;

(e)	perform other oversight functions as requested by the Board; and

(f)	review and update this Charter and receive approval of changes to this Charter from the Board.

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Reporting Responsibilities

The Audit Committee shall regularly update the Board about committee activities and make appropriate recommendations.

5. Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and the authority appropriate to discharge its responsibilities, including the authority to

(a)	engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	set and pay the compensation for any advisors employed by the Audit Committee; and

(c)	communicate directly with the internal and external auditors.

6. Guidance – Roles and Responsibilities

The following guidance is intended to provide the Audit Committee members with additional guidance on fulfillment of their roles and responsibilities on the committee:

Internal Controls

(a)

evaluate whether management is setting the goal of high standards by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

(b)

focus on the extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of an information technology systems breakdown; and

(c)	gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

Financial Reporting

(a)	review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements;

(b)	ask management and the external auditors about significant risks and exposures and the plans to minimize such risks; and

(c)	understand industry best practices and the Corporation's adoption of them.

Annual Financial Statements

(a)

review the annual financial statements and determine whether they are complete and consistent with the information known to committee members, and assess whether the financial statements reflect appropriate accounting principles in light of the jurisdictions in which the Corporation reports or trades its shares;

(b)	pay attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures;

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(c)

focus on judgment areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of loan losses, warranty, professional liability, litigation reserves; and other commitments and contingencies;

(d)	consider management's handling of proposed audit adjustments identified by the external auditors;

(e)	ensure that the external auditors communicate all required matters to the committee.

Interim Financial Statements

(a)	be briefed on how management develops and summarizes interim financial information, the extent to which the external auditors review interim financial information;

(b)	meet with management and the auditors, either telephonically or in person, to review the interim financial statements; and

(c)	to gain insight into the fairness of the interim statements and disclosures, obtain explanations from management on whether:

(i)	actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

(ii)

changes in financial ratios and relationships of various balance sheet and operating statement figures in the interim financial statements are consistent with changes in the Corporation's operations and financing practices;

(iii)	generally accepted accounting principles have been consistently applied;

(iv)	there are any actual or proposed changes in accounting or financial reporting practices;

(v)	there are any significant or unusual events or transactions;

(vi)	the Corporation's financial and operating controls are functioning effectively;

(vii)	the Corporation has complied with the terms of loan agreements, security indentures or other financial position or results dependent agreement; and

(viii)	the interim financial statements contain adequate and appropriate disclosures.

Compliance with Laws and Regulations

(a)	periodically obtain updates from management regarding compliance with this policy and industry "best practices";

(b)	be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

(c)	review the findings of any examinations by securities regulatory authorities and stock exchanges.

Other Responsibilities

(a)	review, with the Corporation's counsel, any legal matters that could have a significant impact on the Corporation's financial statements.

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SCHEDULE “B”

CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-101 - Disclosure of Corporate Governance Practices (“NI 58-101”) requires issuers to disclose the corporate governance practices that they have adopted. National Policy 58-201 - Corporate Governance Guidelines (“NP 58-201”) provides guidance on corporate governance practices. Set forth below is a description of the corporate governance practices of FEC Resources Inc. (the “Corporation”) currently and going forward.

Board of Directors – The board of the directors of the Corporation (the “Board”) is currently composed of three (3) directors. The following directors of the Corporation are “independent” for the purposes of NI 58-101: Claro Ramirez and Paul Wallace. The following director is not “independent” for the purposes of NI 58-101: Mr. Daniel Carlos as he serves as an executive officer of the Corporation.

Mr. Daniel Carlos, a non-independent director, presently serves as the Corporation’s President and Chief Executive Officer and generally chairs the meetings of the Board and actively seeks out the views of all directors on all Board matters. The directors exercise their responsibilities for and are provided with leadership through their position on the Board and ability to meet independently of management whenever it is deemed necessary.

Directorships – The following directors of the Corporation as at June 13, 2024, are presently directors of other issuers that are reporting issuers (or the equivalent):

Name of Director	Name of Reporting Issuers	Market Traded On
Daniel Carlos	PXP Energy Corporation	Philippine Stock Exchange

Orientation and Continuing Education – The Corporation does not have a formal orientation for new members of the Board, and this is considered to be appropriate, given the Corporation’s size and current limited operations. However when new directors are appointed, they receive orientation on the Corporation's business, technology and industry, as well as on the responsibilities of directors generally. Board meetings may also include presentations by the Corporation's management employees to give the directors additional insight into the Corporation's business.

The skills and knowledge of the Board as a whole is such that no formal continuing education process is currently deemed required. The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in running and managing public companies in the natural resource sector. Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance. Board members have full access to the Corporation’s records.

Ethical Business Conduct – The Board has found that the fiduciary duties placed on individual directors by the Corporation's governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director's participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Corporation.

To date, the Board has not adopted a formal written Code of Business Conduct and Ethics. However, the current limited size of the Corporation’s operations and the small number of officers and employees allow the independent members of the Board to monitor on an ongoing basis the activities of management and to ensure that the highest standard of ethical conduct is maintained. As the Corporation grows in size and scope, the Board anticipates that it will formulate and implement a formal Code of Business Conduct and Ethics.

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Nomination of Directors – The Board does not have a nominating committee, and these functions are currently performed by the Board as a whole; however, if there is a change in the number of directors required by the Corporation, this policy will be reviewed. The Board determines new nominees to the Board, although a formal process has not been adopted. The nominees are generally the result of recruitment efforts by the Board members, including both formal and informal discussions among Board members and the President and CEO. The Board monitors but does not formally assess the performance of individual Board members or committee members or their contributions. The Board considers the number of directors to recommend to the Shareholders for election at the annual meeting of Shareholders, taking into account the number of directors required to carry out the Board's duties effectively and to maintain a diversity of views and experience.

Compensation – Duration of time spent by a director or officer in managing or working with the Corporation determines compensation for the directors and the Chief Executive Officer. Decisions relating to compensation are made by the Compensation Committee. The Compensation Committee reviews the adequacy and form of compensation and compares it to other companies of similar size and stage of development. Directors’ compensation is in the form of directors’ fees and stock options. The quantity and quality of the Board compensation is reviewed on an annual basis.

Other Board Committees – In addition to the Audit Committee, the Corporation has a Compensation Committee and a Corporate Governance Committee.

Audit Committee. The Audit Committee consists of three (3) directors: Daniel Carlos, Paul Wallace, and Claro Ramirez. New members of the audit committee will be appointed following the Meeting.

Compensation Committee. The Compensation Committee currently consists of Paul Wallace. The Compensation Committee has responsibility for determining the appropriate levels of compensation for management and for determining related compensatory matters such as the granting of incentive stock options. To determine an objective process for compensation, the Compensation Committee reviews the adequacy, form of compensation and compares it to other companies of similar size and stage of development. The Compensation Committee meets at least annually. New members of the Compensation Committee will be appointed following the Meeting.

Corporate Governance Committee. The Corporate Governance Committee consists of Claro Ramirez and Paul Wallace. The Corporate Governance Committee’s responsibility is to:

•	Review and recommend to the Board policies related to the Board;
•	Assess qualifications for and composition of the Board;
•	Develop and recommend to the Board corporate governance principles;
•	Oversee and evaluate corporate governance at the Corporation.

In addition, the Corporate Governance Committee has responsibility for reviewing the governance policies and practices of the Corporation and their conformity to the Guidelines. This Committee also has been given responsibility for assessment of the performance of the Board and its members, nominees for elections as director, assessment of the orientation and education of new Board members, review of directors’ compensation and insurance, and review of the mandate of the Board, its committees and management. The Corporate Governance Committee also will determine if it is appropriate for individual directors to engage outside advisers in any situation. Through the Corporate Governance Committee, the Board will continue to assess its policies and practices and the effectiveness of the management and the Board members in carrying out their respective duties. New members of the Corporate Governance Committee will be appointed following the Meeting.

Assessments – The Board does not, at present, have a formal process in place for assessing the effectiveness of the Board as a whole, its committees or individual directors, but will consider implementing one in the future should circumstances warrant. The Board monitors the adequacy of information given to directors, communications between the Board and management, and the strategic direction and processes of the Board and the committees. Based on the Corporation’s size, its stage of development, and the limited number of individuals on the Board, the Board considers a formal assessment process to be inappropriate at this time.

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The Board plans to continue evaluating its own effectiveness on an ad hoc basis. The current size of the Board is such that the entire Board takes responsibility for selecting new directors and assessing current directors. Proposed directors’ credentials are reviewed in advance of a Board meeting with one or more members of the Board prior to the proposed director’s nomination.

Diversity Disclosure for Boards of Directors and Senior Management

Effective January 1, 2020, all “distributing corporations” (as this term is defined under the Canada Business Corporations Regulations) governed by the Canada Business Corporations Act are required to disclose information on the diversity of their board of directors and senior management to shareholders on the representation of, at minimum, the following four groups (“designated groups”): women, Indigenous peoples (First Nations, Inuit and Métis), persons with disabilities and members of visible minorities. The following disclosure responds to these requirements.

REQUIREMENT	DISCLOSURE
Director Term Limits and Other Mechanisms of Board Renewal

The Corporation has not adopted term limits for directors on the Board, nor has it formally adopted other mechanisms regarding Board renewal given the size of the Board and the stage of the Corporation’s development, but the Board assesses qualifications for and composition of the Board and conducts evaluations of Board performance through the Corporate Governance Committee. See “Other Board Committees - Corporate Governance Committee” above.

Policies Regarding Representation of Designated Groups on the Board

The Board has not adopted a written policy relating to the identification and nomination of members of designated groups as directors given the size of the Board and the stage of the Corporation’s development. The Board believes that its existing identification and nomination processes are sufficiently broad, with no limitations on diversity. Two members (or 66.6%) of the Board are members of visible minorities.

Consideration of Representation of Designated Groups in the Director Identification and Selection Process and Senior Management Appointments

The Board is committed to diversity and a merit based system within a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination, but given the size of the Board and the stage of the Corporation’s development, the Board has not considered the level of representation of designated groups on the Board in identifying and nominating candidates for election or re-election to the Board or as a determining criterion in the selection of senior management. Notwithstanding the foregoing, two members (or 66.6%) of the Board and both members of the senior management team (or 100%) are members of visible minorities.

Targets Regarding Representation of Designated Groups on the Board and in Senior Management Positions

The Corporation has not adopted a target for members of designated groups on the Board or to hold senior management positions as it believes that decisions should be merit-based and that diversity can be achieved without reference to a specific target. The Corporation has achieved 66.6% membership in visible minorities on the Board and 100% membership in visible minorities in senior management positions without a target.

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REQUIREMENT	DISCLOSURE
Diversity on the Board and in Senior Management Positions	Total number of directors on the Board and Senior Management Team

		Board	3
		Senior Management	2

	Representation of Designated Groups on the Board

	Designated Group	Number	Percentage
	Women	0	0%
	Indigenous peoples	0	0%
	Persons with disabilities	0	0%
	Members of visible minorities	2	66.6%
	Number of individuals that are members of more than one designated group	0	0%

	Representation of Designated Groups among Senior Management Team

	Designated Group	Number	Percentage
	Women	0	0%
	Indigenous peoples	0	0%
	Persons with disabilities	0	0%
	Members of visible minorities	2	100%
	Number of individuals that are members of more than one designated group	0	0%

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